UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/25/2011

VERINT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34807

Delaware	11-3200514
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

330 South Service Road
Melville, NY 11747
(Address of principal executive offices, including zip code)

(631) 962-9600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Director.
Effective March 4, 2011, pursuant to the Separation and Consulting Agreement, dated February 25, 2011, by and between Comverse Technology, Inc. ("Comverse") and Andre Dahan, Mr. Dahan resigned as a director and the chairman of the board of directors (the "Board") of Verint Systems Inc. ("Verint"). Mr. Dahan's resignation was not the result of any disagreement with any of Verint's operations, policies, or practices.

Item 8.01.    Other Events

Effective March 4, 2011, in connection with Mr. Dahan's resignation as a director of the Board, (1) Mr. Dahan ceased to be a member of the Board's Corporate Governance and Nominating Committee and a member and the chair of the Board's Compensation Committee, (2) Charles Burdick was selected by the Board as its chairman, (3) Mr. Burdick resigned as a member of the Board's Audit Committee, since he will become Comverse's Chief Executive Officer and therefore will no longer be "independent" for purposes of NASDAQ's governance listing standards, and (4) Mr. Burdick was appointed by the Board to the Board's Compensation Committee and designated by the Board as chairman of the Board's Compensation Committee.
As of March 4, 2011, the composition of the committees of the Board is expected to be as follows:
-        The Corporate Governance and Nominating Committee consists of Messrs. Burdick (Chair), Victor DeMarines, and Howard Safir.
-        The Audit Committee consists of Messrs. Larry Myers (Chair), DeMarines, and Safir.
-        The Compensation Committee consists of Messrs. Burdick (Chair), DeMarines, and Safir and Ms. Shefali Shah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date: March 03, 2011	By:	/s/ Peter Fante
Peter Fante
Chief Legal Officer